Exhibit 99.1

[CLOSURE MEDICAL CORPORATION LOGO APPEARS HERE]

NEWS RELEASE for April 15, 2004 at 7:35 AM EST

Contact: Allen & Caron Inc		CLOSURE Medical Corp
Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
212-691-8087	949-474-4300	919-876-7800
joe@allencaron.com		len@allencaron.com

CLOSURE MEDICAL REPORTS FIRST QUARTER REVENUES OF $10.5 MILLION,

UP 28 PERCENT FROM PRIOR YEAR PERIOD

New Product Launches Contribute to Growth

RALEIGH, NC (April 15, 2004) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for the first quarter ended March 31, 2004.

First-quarter 2004 revenues were $10.5 million compared to $8.2 million during the same period of 2003, representing an increase of approximately 28 percent. As previously announced, first-quarter 2004 revenues include a one-time reduction of $490,000 for incentive payments to be made to ETHICON, INC., a Johnson & Johnson Company and CLOSURE’s marketing partner for DERMABOND adhesive.

Net income for the first quarter of 2004 was $2.5 million, or $0.16 per diluted share, compared to $1.9 million, or $0.14 per diluted share in the prior year period. Gross margin was 75 percent for the first quarter of 2004, compared to 77 percent in the 2003 period. The decrease in gross margin percentage during the 2004 period is attributable to the lower-margin liquid bandage product representing a greater share of total revenues as well as increased overhead costs related to the expanded manufacturing facility. The Company’s operating margin increased to 37 percent, up from 36 percent in the corresponding 2003 period.

DERMABOND adhesive experienced revenue growth as a result of the continuing penetration and acceptance of High-Viscosity DERMABOND and the introduction of the ProPen and ProPen XL in January. The ProPen is a new medical device that provides physicians with greater control and ease of use when applying DERMABOND adhesive.

The BAND-AID® Brand Liquid Bandage contributed the balance of the top-line growth primarily through expanded distribution in markets outside the U.S. The Company’s marketing partner, Johnson & Johnson Consumer Products Company, introduced the liquid bandage in Australia and New Zealand during the first quarter and continued its product launch in Europe, where it is marketed under the Compeed® brand name, a recognized leader in the European bandage market. In addition to its international product launch efforts, J&J has recently initiated its 2004 U.S. promotional campaign which will continue through the upcoming bandage season. Also contributing to the revenue growth during the quarter was the January introduction in the U.S. of a new liquid bandage line extension for skin cracks.

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CLOSURE MEDICAL REPORTS FIRST QUARTER 2004 RESULTS

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Daniel A. Pelak, President and CEO, commented, “Given the results from the first quarter, we feel that 2004 is off to a good start and we are on target to meet our financial goals and strategic initiatives for the year. The initial results and feedback following the launch of the ProPen have been very encouraging with better than expected end-user sales at the end of the first quarter.”

Pelak continued, “While we continue to support current revenue streams, much of our focus for the balance of 2004 will be on the execution and completion of our vascular sealant definitive clinical study. The U.S. Food and Drug Administration gave us the go-ahead last month and we expect first patient enrollment in the upcoming weeks.”

At March 31, 2004, the Company had cash and investments of $35.2 million, a current ratio of 10.8:1, and a quick ratio of 8.8:1. In addition, total assets were $58.6 million and stockholders’ equity was $52.8 million. The Company had no outstanding debt and a $3.0 million line of credit.

Looking forward to the second quarter, the Company expects results similar to those of the first quarter 2004. Revenues are expected to be approximately $10.7 million, with diluted earnings per share slightly lower than the first quarter at $0.13 to $0.15. The sequential decrease in earnings per share is primarily due to the planned increase in clinical trial expenses for the vascular sealant, projected lower gross margins due to a heavier mix of the lower margin liquid bandage product and in-house production start-up costs for the new ProPen products. Given the current results and trends the Company feels that the previously provided full-year 2004 revenue and earnings guidance of $45.0 to $47.0 million and $0.65 to $0.70 per diluted share, respectively, is still appropriate.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the progress and success of its research and development programs for future products; the success of its clinical study for its vascular sealant product and future clinical studies; the successful enrollment of current and future clinical studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED MARCH 31,
	2004	2003
Product sales	$10,204	$7,899
License and product development revenue	264	262

Total revenues	10,468	8,161
Cost of products sold	2,667	1,893

Gross profit	7,801	6,268

Research, development and regulatory affairs expenses	2,308	1,830
General and administrative expenses	1,662	1,527

Total operating expenses	3,970	3,357

Income from operations	3,831	2,911
Interest income, net	109	78

Income before income taxes	3,940	2,989
Provision for income taxes	1,410	1,070

Net income	$2,530	$1,919

Shares used in computation of net income per common share:
Basic	14,217	13,604

Diluted	16,042	13,751

Net income per common share:
Basic	$0.18	$0.14

Diluted	$0.16	$0.14

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	March 31, 2004	December 31, 2003
Cash, cash equivalents and investments	$35,204	$33,427
Working capital	$40,390	$30,974
Total assets	$58,614	$53,768
Total debt obligations	$—	$—
Total stockholders’ equity	$52,754	$47,428
Total shares outstanding	14,247	14,127

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